Exhibit 99.1
For Immediate Release
April 19, 2006

AJS BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

AJS Bancorp, Inc. (Electronic Bulletin Board; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, Midlothian, Illinois today reported consolidated net income of $254,000 for the quarter ended March 31, 2006 as compared to $371,000 for the same quarter in 2005. Basic and diluted earnings were $0.12 per share for the quarter ended March 31, 2006 compared to basic and diluted earnings per share of $0.17 for the quarter ended March 31, 2005. The decrease in net income resulted primarily from a decrease in net interest income offset by a decrease in non-interest expense during the comparative periods.

Also, the Company’s Board of Directors announced today that it has declared a quarterly dividend of $0.10 cents per share. The dividend is payable on May 26, 2006, to stockholders of record on May 12, 2006. AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares. At March 31, 2006, the Company held cash totaling $20.9 million. At March 31, 2006 the Bank’s tier 1 capital as well as its tangible capital ratio was 11.1%, and its risk-based capital ratio was 23.4%.

Total assets as of March 31, 2006 were $258.3 million, an increase of $371,000 or 0.1% from $257.9 million at December 31, 2005. The increase in total assets reflects an increase in cash and cash equivalents partially offset by decreases in certificates of deposit, securities and loans receivable. There was an increase of $5.6 million or 37.0% in cash and cash equivalents to $20.9 million at March 31, 2006 from $15.2 million at December 31, 2005. Certificates of deposit decreased $1.3 million or 15.1% to $7.3 million as of March 31, 2006 compared to $8.6 million as of December 31, 2005. Securities decreased $3.3 million or 4.6% to $68.2 million as of March 31, 2005 from $71.5 million as of December 31, 2005. Loans receivable decreased $671,000 to $151.1 million at March 31, 2006 from $151.8 million at December 31, 2005. Total liabilities comprised almost entirely of deposits and borrowings increased $703,000 or .31% to $230.4 million from $229.7 million. Total deposits increased $2.7 million or 1.4% to $193.1 million at March 31, 2006 from $190.4 million at December 31, 2005. Borrowings decreased $1.5 million to $31.3 million at March 31, 2006 from $32.8 million at December 31, 2005.

The Company had non-performing assets of $745,000 as of March 31, 2006 and $394,000 as of December 31, 2005. The allowance for loan losses was $1.7 million at March 31, 2006 and December 31, 2005. This represents a ratio of allowance for loan losses to gross loans receivable of 1.11% at March 31, 2006 and at December 31, 2005.

Total stockholders’ equity decreased $332,000 to $27.9 million at March 31, 2006 from $28.3 million at December 31, 2005. The decrease in stockholders’ equity was primarily due to the common stock repurchases that took place during the quarter ended March 31, 2006 and the decrease in other comprehensive income due to the lower fair market value of securities held for sale. These decreases were offset by net income of $254,000 for the quarter ended March 31, 2006.

INCOME INFORMATION -THREE MONTH PERIODS ENDED MARCH 31, 2006 AND 2005:

Net interest income decreased by $185,000 or 10.1% to $1.7 million for the quarter ended March 31, 2006 from $1.8 million for the comparable quarter in 2005. Average interest earning assets were $249.8 million and $259.7 million during the comparative 2006 and 2005 quarters while the average yield was 5.18% and 5.03%, respectively. The higher average yield in 2006 reflects higher short-term interest rates during the three- month period in 2006 as compared to the same period in 2005. Average interest-bearing liabilities decreased to $222.2 million for the quarter ended March 31, 2006 compared to $230.9 million for the comparable 2005 quarter, while the average cost of interest-bearing liabilities increased to 2.86% from 2.49% for the comparable periods. The increase in average cost reflects higher short-term interest rates during 2006. Our net interest rate spread decreased 21 basis points to 2.33% from 2.54% while our net interest margin decreased 18 basis points to 2.64% from 2.82%. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 112.45% for the three months ended March 31, 2006 from 112.48% for the same period in 2005.

The Company recorded a $12,000 negative provision for the three months ended March 31, 2006, and a $34,000 negative provision for the three months ended March 31, 2005. The negative provisions were due to a combination of loan loss recoveries and our review of losses inherent in our loan portfolio. At this time, management felt no additional provisions were necessary. Should any unforeseen risks present themselves however, management may need to increase this provision in the future.

Non-interest income increased $6,000 to $250,000 for the quarter ended March 31, 2006 from $244,000 for the comparable quarter in 2005. The higher non-interest income is primarily the result of increases in insurance commissions and other non-interest income items, offset by a decrease in service charges on accounts. Insurance commissions increased primarily due to the higher sales of variable and fixed-rate annuities. The increase in other non-interest items was primarily due to increases in the gain on the sale of loans designated for sale, offset in part by a reduction in correspondent fee income. The decrease in service charges on accounts is primarily due a decrease in prepayment penalty income on commercial loans offset by an increase in service charge income on NOW accounts.

Non-interest expense decreased $27,000 or 1.8% to $1.5 million for the quarter ended March 31, 2006. The decrease in non-interest expense for the comparable quarters was primarily due to a decrease in advertising and promotion costs which occurred due to various deposit program specials offered during the quarter ended March 31, 2006. The decrease in advertising and promotion costs was offset by an increase in other non-interest expense items primarily from the cost of stationary, printing, office supplies, and postage.

Our federal and state taxes decreased $57,000 to $150,000 for the quarter ended March 31, 2006 from $207,000 in the same period of 2005. This is primarily the result of lower pre-tax income for the quarter ended 2006.

Other financial information is included in the tables that follow.

This press release contains certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”, “intend”, “anticipate”, “should”, “planned”, “estimated” and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact:  Lyn G. Rupich
                 President
                 708-687-7400

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
	31-Mar-06	31-Dec-05
ASSETS

Cash and due from financial Institutions	$15,538	$14,776
Federal funds sold	5,324	454
TOTAL CASH AND CASH EQUIVALENTS	20,862	15,230

Certificates of Deposit	7,286	8,584
Securities	68,219	71,534
Loans receivable net of allowance for loan loss
of $1,701 at March 31, 2006, and at
December 31, 2005.	151,097	151,768
Federal Home Loan Bank Stock	3,416	3,416
Premises and equipment	4,498	4,541
Accrued interest receivable & other assets	2,898	2,832
TOTAL ASSETS	$258,276	$257,905

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	193,140	$190,407
Federal Home Loan Bank advances	31,250	32,750
Advance payments by borrowers for taxes
and insurance	1,235	1,746
Accrued expenses and other liabilities	4,731	4,750

TOTAL LIABILITIES	230,356	229,653
TOTAL EQUITY	27,920	28,252
TOTAL LIABILITIES AND SHAREHOLDERS
EQUITY	$258,276	$257,905

	31-Mar-06	31-Mar-05
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees	$2,279	$2,341
Securities	696	597
Interest earning deposits & other	242	323
Federal funds sold	22	15
TOTAL INTEREST INCOME	3,239	3,276

INTEREST EXPENSE ON DEPOSITS
Deposits	1,259	1,066
Federal Home Loan Bank & Other	328	373
Total Interest Expense	1,587	1,439
NET INTEREST INCOME	1,652	1,837
Provision for loan losses	(12)	(34)
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	1,664	1,871

NON-INTEREST INCOME
Insurance commissions	71	50
Service charges on accounts	118	142
Other	61	52
TOTAL NON-INTEREST INCOME	250	244

NON-INTEREST EXPENSE
Salaries and employee benefits	865	871
Occupancy	210	206
Advertising & promotion	55	101
Data processing	104	103
Other	276	256
TOTAL NON-INTEREST EXPENSE	1,510	1,537

INCOME BEFORE INCOME TAXES	404	578
Income tax expense	150	207
NET INCOME	$254	$371

Earnings per share, basic	$0.12	$0.17
Earnings per share, diluted	$0.12	$0.17

AJS Bancorp, Inc.
Financial Highlights
(unaudited)	March 31, 2006	December 31, 2005
	(In thousands)
Selected Financial Highlights:
Total assets	$258,276	$257,905
Loans receivable, net	151,097	151,768
Securities	68,219	71,534
Deposits	193,140	190,407
Federal Home Loan Bank advances	31,250	32,750
Stockholders' equity	27,920	28,252

Book value per share (1)	13.05	13.15

Number of shares outstanding (2)	2,140,207	2,147,807

	Three months ended	Three months ended
	March 31, 2006	March 31, 2005
	(In thousands except per share information)

Selected Operations Data:
Total interest income	$3,239	$3,276
Total interest expense	1,587	1,439
Net interest income	1,652	1,837
Provision for loan losses	(12)	(34)
Net interest income after provision
for loan losses	1,664	1,871
Noninterest income	250	244
Noninterest expense	1,510	1,537
Income before taxes	404	578
Income tax provision	150	207
Net income	254	371

Earnings per share, basic	$0.12	$0.17
Earnings per share, diluted	$0.12	$0.17

	Three months ended	Three months ended
	March 31, 2006	March 31, 2005

Selected Operating Ratios:
Return on average assets	0.40%	0.55%
Return on average equity	3.61%	4.88%
Interest rate spread during the period	2.32%	2.54%
Net interest margin	2.64%	2.82%
Average interest-earning assets to average interest-
bearing liabilities	112.45%	112.48%
Efficiency ratio (3)	79.39%	73.86%

	As of	As of
	March 31, 2006	December 31, 2005
Asset Quality Ratios:
Non-performing assets to total assets	0.29%	0.15%
Allowance for loan losses to non-performing loans	228.32%	431.73%
Allowance for loan losses to loans receivable, gross	1.11%	1.11%

(1) Shareholders' equity divided by number of shares outstanding.
(2) Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.